UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2007

TYCO INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836
(Commission File Number)

Second Floor, 90 Pitts Bay Road
Pembroke, HM 08, Bermuda
(Address of Principal Executive Offices, including Zip Code)

441-292-8674
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

Mr. Lytton’s retirement in connection with the separation transaction will result in a termination of the Employment Agreement between Mr. Lytton and the Company dated as of September 30, 2002, as amended, and filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended September 29, 2006.  Upon receipt of a general release in favor of the Company, Mr. Lytton will be entitled to receive a lump sum payment of two times his base salary and target annual bonus (or, if higher, his most recent annual bonus), as well as a pro rata portion of any annual bonus for the year in which his retirement occurred, to a credit of two additional years of service for purposes of calculating his supplemental retirement benefits, to continue his participation in our health and welfare plans for a period of three years, and to exercise vested options for the period specified under the terms and conditions of the option grant or the Employment Agreement, whichever is longer.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Arrangements of Certain Officers.

                On February 20, 2007, Tyco International Ltd. issued a press release announcing that William B. Lytton, Tyco’s Executive Vice President and General Counsel since September 2002, will retire from the Company on July 6, 2007 in connection with the Company’s completion of its proposed separation transaction.  Tyco also announced the appointment of Judith A. Reinsdorf, 43, to succeed Mr. Lytton as Tyco’s Executive Vice President and General Counsel, effective March 12, 2007.  Mr. Lytton will continue to serve as an Executive Vice President of the Company and advisor to the Chief Executive Officer through July 6, 2007.  A copy of the press release is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

                Prior to joining Tyco, Ms. Reinsdorf served as Vice President, General Counsel and Secretary of C. R. Bard, Inc. from October 2004 to February 2007. Prior to joining C. R. Bard, Inc., Ms. Reinsdorf served as Vice President and Corporate Secretary of the Company from 2003 to 2004 and as Vice President and Associate General Counsel of Pharmacia Corporation from 2000 to 2003.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No. Description

99.1	Press release issued February 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ John S. Jenkins
John S. Jenkins
Vice President and Corporate Secretary

Date: February 20, 2007